WPT Enterprises, Inc. Launches International Distribution Effort of the Professional Poker
Tour While Associating Legal Heavyweight, Stanton (Larry) Stein, to Step Up Pressure to Resolve
Domestic Contractual Issues

LOS ANGELES, Nov 07, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — WPT Enterprises, Inc. (Nasdaq: WPTE) announced today that it will immediately begin to seek international distribution of its new televised poker franchise, the Professional Poker Tour (“PPT”). Unlike the company’s seminal World Poker Tour franchise, only professional poker players can play in the PPT — and must qualify to play, similar to the PGA.

“The intent has always been to syndicate the PPT internationally as soon as possible to help drive people in overseas markets to our international online gaming business,” said Steven Lipscomb, President and CEO of WPTE. “Legal disputes over the domestic distribution of the PPT have made an international premiere likely for the show.”

In September, ESPN offered a three-year deal with two one-year options to air the PPT. When WPTE offered that deal to the Travel Channel (“TRV”) for its contractual right to match, TRV sent threatening letters to both ESPN and WPTE incorrectly asserting, among other things, that it already had a deal with WPTE to broadcast the PPT. The resulting dispute prompted ESPN to withdraw its offer.

Early last week, WPTE retained Stanton (Larry) Stein of Alschuler, Grossman, Stein & Kahan, LLP, renowned for his successful and efficient resolution of intellectual property disputes with integrated media companies. At its meeting on Thursday, November 3, the WPTE Board of Directors specifically directed WPTE management to withdraw from what had become protracted discussions with TRV over settlement of its dispute and the broadcast rights of the PPT on the Travel Channel.

“The Board believes that WPTE has a strong case and that WPTE’s existing contract with TRV clearly affirms the Company’s right to produce and sell non-WPT poker programming such as the PPT to other broadcasters,” said Lyle Berman, Chairman of the Board of WPTE. “I have personally been involved in the attempts to resolve the matter with the Travel Channel, but the Board has decided that the stakes are too high and that, at this time, the Travel Channel is asking for too much for settlement to make sense. I have met with Mr. Stein and believe we are in good hands with the domestic matter while we pursue international syndication of the PPT shows.”

Despite its dispute with Travel, WPTE remains committed to fulfilling its obligations in connection with Season IV of the World Poker Tour® series, including producing and delivering to its loyal WPT audience the very best in televised poker programming.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) creates internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE developed and owns the World Poker Tour®, a television show based on a series of high- stakes poker tournaments that airs in the United States on the Travel Channel and in more than 120 territories globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly-held company. Photos and media information can be found online at:
www.worldpokertour.com.

All trademarks and copyrights contained herein are the property of their respective holders.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward- looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the uncertainty of the regulatory environment for online gaming, which may affect our ability to pursue our online gaming business fully or cause our activities to be found to be in violation of applicable United States or foreign regulations; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE ‘s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Investor Relations Contact:
Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-395-2215
agreenebaum@icrinc.com / apooley@icrinc.com

SOURCE WPT Enterprises, Inc.
Andrew Greenebaum, agreenebaum@icrinc.com, or Allyson Pooley, apooley@icrinc.com, both of Integrated Corporate Relations, Inc., +1-310-395-2215, for WPT Enterprises, Inc.